UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2025

RISE GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

345 Crown Point Circle, Suite 600
 Grass Valley, California, United States 95945
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (917) 349-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Securities.

On November 20, 2025, Rise Gold Corp. ("Rise Gold" or the "Company") granted a total of 2,660,000 stock options to directors, officers and consultants of the Company pursuant to the terms of the Company's Long-Term Incentive Plan. The stock options are fully vested and are exercisable at a price of $0.18 per share until November 20, 2030.

The Company granted the stock options and offered the underlying shares of common stock in reliance on the private offering exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b) and (c) On November 20, 2025, David Watkinson was appointed to serve as a Director of the Company and to serve as our President and Chief Executive Officer and as the Chief Executive Officer of our wholly owned subsidiary, Rise Grass Valley Inc. ("Rise Grass Valley"), thereby filling the vacancies created when Joseph Mullin resigned from each of those positions on the same date so he could pursue a new opportunity. Additional details about these changes are provided in the Company's news release dated November 20, 2025, a copy of which is filed herewith as Exhibit 99.1. Mr. Mullin did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

David Watkinson, has forty years of professional engineering experience in underground and open pit mine development and has held senior positions with Placer Dome Inc., Kinross Gold Corporation, Thyssen Mining Construction of Canada, and Vulcan Materials Company. Since 2006, he has served in various roles including President, CEO and a director of Emergent Metals Corp., formerly known as Emgold Mining Corporation, which controlled Rise Gold's wholly owned Idaho-Maryland mine for approximately 25 years prior to Rise Gold's acquisition of the property. Mr. Watkinson also serves as the President, CEO and a director of Ameriwest Critical Metals Inc. Mr. Watkinson holds a B.Sc. in Applied Science, Mining Engineering, from Queen's University in Kingston, Ontario (1985) and is a Registered Professional Engineer in the Province of Ontario.

The Company has entered into an employment agreement with Mr. Watkinson dated November 20, 2025 (the "Agreement"), pursuant to which Mr. Watkinson is to receive base remuneration of $11,000 per month, subject to periodic increases at the discretion of the Board of Directors. Mr. Watkinson will also receive a $1,500 per month vehicle allowance and $1,000 per month family medical allowance.  The Agreement also provided for the grant to Mr. Watkinson of the 1,000,000 stock options described in paragraph (e) below and in Item 3.02 above and provides for future quarterly grants to Mr. Watkinson of fully vested restricted stock units ("RSUs"), beginning with 250,000 RSUs on January 1, 2026 and 62,500 RSUs each quarter thereafter through October 1, 2027.

There are no family relationships among the Company's directors, executive officers or persons chosen to become directors or executive officers.

(e) The disclosure provided in Item 3.02 above is incorporated in this Item 5.02(e) by reference. Of the total 2,660,000 stock options granted by the Company on November 20, 2025, the Company granted 1,000,000 stock options to David Watkinson, our President and Chief Executive Officer, and 70,000 to Mihai Draguleasa, our Chief Financial Officer.

Item 8.01 Other Events.

On November 4, 2025, the Company issued a news release announcing it has commenced a review of historical data indicating that the Company's wholly owned Idaho-Maryland mine (the "I-M Mine") may contain significant amounts of tungsten, a metal listed in the U.S. Department of Energy's 2023 DOE Critical Metals List. Additional details are provided in the news release, a copy of which is filed herewith as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	News release dated November 20, 2025
99.2	News release dated November 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 24, 2025

RISE GOLD CORP.

/s/ David Watkinson
David Watkinson
President and CEO